Exhibit 99.1

For Immediate Release:	Contacts:	Julie S. Ryland
Tuesday, July 31, 2007		205.326.8421

Energen Increases 2008 Hedge Position to 62% of Estimated

Production

Announces Initial 2009 Oil, Gas Hedges

BIRMINGHAM, Ala. — Energen Corporation (NYSE: EGN) announced today that the 2008 hedge position of its oil and gas exploration and production subsidiary, Energen Resources Corporation, has increased significantly to 62 percent of its total estimated production in 2008 of 98 billion cubic feet equivalent (Bcfe). The Company also announced that Energen Resources has begun hedging its 2009 natural gas and oil production.

On Monday (July 30), Energen Resources sold NYMEX and San Juan Basin-specific contracts totaling 17.5 Bcf of its estimated 2008 natural gas production at an average NYMEX-equivalent price of $8.52 per thousand cubic feet (Mcf). These new hedges bring the Company’s 2008 natural gas hedge position to 39.1 Bcf, or 60 percent of estimated 2008 gas production, at an average NYMEX-equivalent price of $8.66 per Mcf. (See “2008 Hedge Position Summary” tables on pp. 2-3 for more details.)

2009 HEDGES

Energen Resources also has hedged 14.4 Bcf of its 2009 San Juan Basin-specific production at an average NYMEX-equivalent price of $9.00 per Mcf and 1.6 million barrels (MMBbl) of its 2009 sour oil production at an average NYMEX-equivalent price of $63.88 per barrel (this oil price reflects 720,000 barrels of sour oil hedged recently at a NYMEX-equivalent price of $73.85 per barrel and 900,000 barrels of acquisition-related production hedged in November 2005 at a NYMEX-equivalent price of $55.90 per barrel). The basis differentials used to calculate the NYMEX-equivalent prices for 2009 hedges were $1.08 per Mcf for San Juan gas and $5.15 per barrel for sour oil.

MANAGEMENT COMMENTS

“The volatility of 2008 natural gas prices in recent weeks prompted us to take advantage of the recent upswing and lock in prices at levels that are above our earnings guidance assumptions,” said James McManus, Energen’s president and chief executive officer.

“One week ago, we had hedges in place for 44 percent of our total estimated production in 2008. In these days of marked commodity price swings, we are very pleased to now have 62 percent of our total estimated production hedged, thereby protecting a significant portion of the Company’s 2008 cash flows and earnings,” McManus said.

EARNINGS SENSITIVITIES

Energen Resources’ new 2008 hedge position significantly reduces the impact on earnings of natural gas price volatility. Based on the Company’s latest 2008 hedge position and its price assumptions for unhedged production, changes in commodity prices are estimated to have the following impact on Energen’s 2008 earnings:

•	Every 10-cent change in the average NYMEX price of gas from $8.50 represents an estimated net income impact of approximately $1,160,000 (1.6 cents per diluted share).

•	Every $1.00 change in the average NYMEX price of oil from $65.00 per barrel represents an estimated net income impact of approximately $670,000 (0.9 cents per diluted share).

•	Every 1-cent change in the average price of liquids from $0.845 per gallon represents an estimated net income impact of approximately $65,000 (0.1 cents per diluted share).

Price-related events such as substantial basis differential changes could cause earnings sensitivities to be materially different from those outlined above.

2008 HEDGE POSITION SUMMARY

Energen Resources’ 2008 hedge position by commodity is as follows:

Commodity	Hedge Vols.	2008e Production	% Hedged	NYMEX-equiv. price
Natural Gas	39.1 Bcf	64.8 Bcf	60	$8.66 / Mcf

Oil	2.7 MMBbl	4.0 MMBbl	66	$67.52 / barrel

NGL	41.3 MMgal	63.8 MMgal	65	$0.93 / gallon

Energen Resources’ 2008 natural gas and oil hedge positions by hedge type are as follows:

	Natural Gas Hedges
	Volumes (Bcf)	Assumed Differential (per Mcf)	NYMEXe Price (per Mcf)
NYMEX	15.5	—	$8.66

San Juan Basin	23.6	$1.05	$8.66

	Oil Hedges
	Volumes (MBbl)	Assumed Differential (per barrel)	NYMEXe Price (per barrel)
Sour Oil (WTS)	2,333	$5.00	$66.83

NYMEX	335	—	$72.30

NOTE: Average natural gas and oil revenues per unit of production for Energen Resources’ production associated with NYMEX contracts will reflect the impact of basis differentials. Average NGL revenues per unit of production will be net of transportation and fractionation fees. For production associated with basin-specific contracts, Energen Resources will receive the contracted hedge price; the Company typically hedges basis differentials where applicable. The basin-specific contract prices have been converted for comparability purposes to a NYMEX-equivalent price by adding to them Energen Resources’ assumed basis differentials.

Energen Corporation is a diversified energy holding company with headquarters in Birmingham, AL. Its two lines of business focus on the development and production of domestic, onshore natural gas, oil and NGL reserves and natural gas distribution in central and north Alabama. Energen has approximately 1.7 trillion cubic feet equivalent of proved reserves in the San Juan, Permian and Black Warrior basins and in the North Louisiana/East Texas area. More information is available at http://www.energen.com/.

This release contains statements expressing expectations of future plans, objectives and performance that constitute forward-looking statements made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Except as otherwise disclosed, the Company’s forward-looking statements do not reflect the impact of possible or pending acquisitions, divestitures or restructurings.

We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. All statements based on future expectations rather than on historical facts are forward-looking statements that are dependent on certain events, risks and uncertainties that could cause actual results to differ materially from those anticipated. In addition, the Company cannot guarantee the absence of errors in input data, calculations and formulas used in its estimates, assumptions and forecasts. A more complete discussion of risks and uncertainties that could affect future results of Energen and its subsidiaries is included in the Company’s periodic reports filed with the Securities and Exchange Commission.